UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2023

TIMBER PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37411	59-3843182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Mountainview Road, Suite 100,
Warren, NJ 07059
(Address of principal executive offices)

Registrant’s telephone number, including area code: (908) 636-7160

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TMBR	The NYSE American, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth below in Item 1.03 and Item 2.03 in this Current Report on Form 8-K under the captions “LEO Stalking Horse APA” and “Debtor-in-Possession Financing”, respectively, are hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on August 20, 2023, Timber Pharmaceuticals, Inc., a Delaware corporation (“the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LEO US Holding, Inc., a Delaware corporation (“Parent”), LEO Spiny Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”) and LEO Pharma A/S, a Danish Aktieselskab, providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

On November 17, 2023, the Company received a termination notice from Parent pursuant to Section 8.01(a) of the Merger Agreement, effective November 17, 2023 at 2:00 p.m. Eastern Standard Time, and the Merger Agreement was terminated in accordance with its terms. Section 8.01(a) of the Merger Agreement provides that the Merger Agreement may be terminated by Parent if the required stockholder approval to consummate the Merger is not obtained. Parent and the Company, after careful consideration, each determined that there was not a viable path forward to consummate the Merger primarily due to the Company’s inability to obtain the required stockholder approval to consummate the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which was previously filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 21, 2023 and is incorporated by reference herein.

Item 1.03	Bankruptcy or Receivership.

Voluntary Petition for Bankruptcy

On November 17, 2023, the Company and its affiliates, Timber Pharmaceuticals LLC (“Timber LLC”) and BioPharmX Inc. (“BioPharmX”, and together with the Company and Timber LLC, collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 (“Chapter 11”) of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thereby commencing Chapter 11 cases for the Company and its affiliates (which cases the Company will be asking the Bankruptcy Court to jointly administer under  Case No. 23-11878, hereafter, the "Chapter 11 Case"). The Company and its affiliates continue to operate their business as “debtor-in-possession” in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Company will be seeking approval of a variety of “first day” motions containing customary relief intended to enable the Company to continue its ordinary course operations. The Company intends to commence a process, subject to Bankruptcy Court approval, to sell substantially all the assets of the Company and its affiliated Debtors, including the TMB-001 program, during the Chapter 11 Case. Additional information about the Chapter 11 Case, including access to Bankruptcy Court documents, is available for free online at https://www.kroll.com/en/restructuring-administration-cases, a website administered by Kroll Restructuring Administration LLC, a third-party bankruptcy claims and noticing agent. The information on this website is not incorporated by reference into, and does not constitute part of, this Current Report on Form 8-K.

The Company is pursuing efforts in the Chapter 11 Cases to maximize the value of its assets for the benefit of all of its stakeholders.  However, the outcome of the bankruptcy process is inherently unpredictable, and holders of shares of the Company’s common stock could experience a complete loss on their investment.

LEO Stalking Horse APA

On November 17, 2023, prior to the filing of the Chapter 11 Case, the Debtors entered into a “stalking horse” asset purchase agreement (the “Purchase Agreement”) with LEO Pharma A/S and Merger Sub (together with LEO Pharma A/S, “LEO”) to sell substantially all of the assets of the Company and its subsidiaries, including TMB-001 (the “Purchased Assets”), for a purchase price of $14.35 million plus the assumption of certain liabilities.  The transaction is part of a sale process under Section 363 of the Bankruptcy Code that will be subject to approval by the Bankruptcy Court and compliance with agreed upon and Bankruptcy Court-approved bidding procedures allowing for the submission of higher or otherwise better offers, and other agreed-upon conditions. In accordance with the sale process under Section 363 of the Bankruptcy Code, notice of the proposed sale to LEO will be given to third parties and competing bids will be solicited by the Company. The Company will manage the bidding process and evaluate the bids, in consultation with its advisors and as overseen by the Bankruptcy Court.

The Purchase Agreement contains customary representations and warranties of the parties and is subject to a number of closing conditions, including, among others, (i) the accuracy of representations and warranties of the parties; (ii) material compliance with the obligations of the parties set forth in the Purchase Agreement and the Ancillary Documents (as defined in the Purchase Agreement) and (iii) entry by certain employees of the Company into employment agreements with LEO.

The Purchase Agreement may be terminated, subject to certain exceptions: (i) by the mutual written consent of the parties; (ii) by either party, if any court of competent jurisdiction or other competent governmental authority issues a final, non-appealable order prohibiting the transactions; (iii) by LEO, if the closing has not occurred on or prior to February 15, 2024; (iv) by either party, for certain material breaches by the other party of its representations and warranties or covenants that remain uncured; (v) automatically, (a) upon the consummation of an alternative transaction with one or more persons other than LEO; or (b) if LEO is not selected as the prevailing party or backup bidder at the conclusion of the auction contemplated by the Section 363 sale process (the “Auction”); and (vi) by LEO if (a) the Company or its affiliates take material steps to convert the Bankruptcy Petition (as defined in the Purchase Agreement) to a Chapter 7 petition; (b) the Company or its affiliates take material steps to appoint a trustee or examiner with enlarged powers relating to operation of the business; (c) the Bankruptcy Court enters an order lifting the automatic stay and allowing the assets to be foreclosed on; (d) the Company seeks to withdraw the Sale Motion; (e) LEO is disallowed from providing a credit bid; (f) an Event of Default (each as defined in the DIP Credit Agreement (as defined below)) occurs under the DIP Credit Agreement; (g) either the Bidding Procedures Order or the Sale Order (each as defined in the Purchase Agreement) is reversed or vacated or is subject to a stay or otherwise materially modified; (g) the Bidding Procedures Order is not entered by December 14, 2023; (h) the Sale Order is not entered by January 12, 2024; (i) the Auction is not held by January 8, 2024, or (j) the Sale Hearing is not held by January 12, 2024.

The Purchase Agreement provides that the Company will pay certain bid protections to LEO upon termination of the transaction for the entry into and consummation of an alternative transaction for the Purchased Assets with a party other than LEO.  The bid protections consist of a break-up fee to LEO equal to 2.5% of the cash purchase price, plus reimbursement of certain expenses, for total bid protections of up to 3.5% of the cash purchase price.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The representations and warranties contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and solely for the benefit of the parties thereto. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to contractual standards of materiality different from that generally applicable to public disclosures to stockholders. Furthermore, the representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and they may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Form 8-K. Accordingly, you should not rely upon the representations and warranties in the Purchase Agreement as statements of factual information.

Separately, the Company will re-engage with a number of interested parties that previously expressed interest in pursuing a transaction with the Company and other parties with respect to a potential sale of the Purchased Assets or a portion thereof. Any of those sales would be subject to review and approval by the Bankruptcy Court and compliance with Bankruptcy Court-approved bidding procedures.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Debtor-in-Possession Financing

In connection with the Purchase Agreement, on November 17, 2023, prior to the filing of the Chapter 11 case, the Company and Parent have also agreed to enter into a debtor-in-possession credit facility (the “DIP Credit Facility”) pursuant to a debtor-in-possession credit agreement (the “DIP Credit Agreement”), in substantially the form attached hereto as Exhibit 10.2, to fund the Chapter 11 case in the amount of $13.9 million (plus outstanding interest under the Bridge Loan Agreement referenced below), consisting of $7.4 million of new funding and $6.5 million principal amount of rolled up pre-bankruptcy bridge financing obligations plus outstanding interest outstanding pursuant to the Bridge Loan Agreement, dated August 30, 2023, as amended on October 27, 2023 (the "Bridge Loan Agreement") (which roll up will be subject to approval at a final hearing).  The cash payable at closing under the Purchase Agreement will be reduced dollar-for-dollar by the outstanding balance of the DIP Credit Facility, which will be repaid at closing.

If the DIP Credit Agreement is approved by the Bankruptcy Court as proposed, Parent would provide loans in the amount of $13.9 million (plus outstanding interest under the Bridge Loan Agreement) consisting of (i) $3.0 million available immediately upon entry of the Interim Order (the “Initial Loan”), (ii) $3.0 million available upon entry of the final order by the Bankruptcy Court (the “Final Loan”), (iii) $1.4 million which shall be drawn on or prior to January 7, 2024 (the “Post-Order Loan”) and (iv)  $6.5 million principal amount of rolled up pre-bankruptcy bridge financing obligations plus outstanding interest outstanding pursuant to the Bridge Loan Agreement. Borrowings under the DIP Credit Facility would be senior secured obligations of the Company, secured by a superpriority lien on the assets of the Company and its subsidiaries (subject to customary exceptions).

The DIP Credit Agreement has various customary covenants, as well as covenants mandating compliance by the Company with a 13-week budget, variance testing and reporting requirements, among others. The proceeds of all or a portion of the proposed DIP Credit Facility may be used for, among other things, post-petition working capital for the Company, payment of costs to administer the Chapter 11 case, payment of expenses and fees of the transactions contemplated by the Chapter 11 case, payment of court-approved adequate protection obligations under the DIP Credit Agreement, and payment of other costs, in each case, subject to an approved budget and such other purposes permitted under the DIP Credit Agreement and the Interim Order or any other order of the Bankruptcy Court.

The DIP Credit Agreement is subject to approval by the Bankruptcy Court, which has not been obtained at this time. The Company is seeking (i) interim approval of the DIP Credit Facility and the Initial Loan in the amount $3.0 million at an interim hearing in the Bankruptcy Court, (ii) final approval at a final hearing in the Bankruptcy Court and the Final Loan in the amount of $3.0 million and (iii) final approval at a final hearing in the Bankruptcy Court and the Post-Order Loan in the amount of $1.4 million. The Company anticipates that the DIP Credit Agreement will become effective promptly following entry of the Interim Order by the Bankruptcy Court.

The foregoing description of the DIP Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the DIP Credit Agreement, as may be approved by the Bankruptcy Court, a form of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 14, 2023, the Board approved the appointment of Jeffrey T. Varsalone, of VRS Restructuring Services, LLC, as the Chief Restructuring Officer (“CRO”) of the Company.

Mr. Varsalone, age 51, is the founder of VRS Restructuring Services, LLC and has served as its Managing Director since its inception in January of 2023. Prior to VRS Restructuring Services, LLC, Mr. Varsalone served as a Managing Director at G2 Capital Advisors, LLC since 2019. With over 25 years of restructuring experience, Mr. Varsalone has served as a CRO for over 20 companies ranging in size from $5 million to $500 million in revenue.

There are no arrangements or understandings between Mr. Varsalone and any other person pursuant to which he was selected as an executive officer of the Company, and there are no family relationships between Mr. Varsalone and any of the Company’s directors or executive officers. Mr. Varsalone has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

The appointment of Mr. Varsalone as CRO is made pursuant to the Engagement Letter between VRS Restructuring Services, LLC and the Company, dated October 31, 2023 (the “Engagement Letter”), whereby VRS Restructuring Services, LLC was initially engaged as a financial advisor to the Company, with an option by the Company to convert such engagement from that of an advisor to appoint Mr. Varsalone as CRO. There are no additional, and no anticipated additional, compensatory arrangements between the Company and Mr. Varsalone in connection with his performance as the Company’s CRO beyond such fees paid pursuant to the Engagement Letter.

Additionally, on November 14, 2023, the Board approved a form Retention Bonus Agreement (each a “Bonus Agreement”), granting single, lump sum cash payments (each a “Retention Bonus”), to be entered into with certain officers and employees of the Company (each a “Recipient” and collectively, the “Recipients”). Specifically, with respect to the executive officers, the Board approved a Retention Bonus of (i) $95,497.50 to John Koconis, the Company’s Chief Executive Officer, President and Chairman of the Board, (ii) $78,000 to Alan Mendelsohn, the Company’s Chief Medical Officer and Executive Vice President and (iii) $91,000 to Joseph Lucchese, the Company’s Chief Financial Officer, Treasurer and Secretary.  Each Retention Bonus was paid by the Company on November 16, 2023.

Each Retention Bonus is conditioned on the Recipient’s continued employment by the Company until the earlier of (i) April 30, 2024 or (ii) the closing of a Transaction (as defined in the Bonus Agreement).

The Company reserves the right to seek repayment of the entire Retention Bonus amount if the Recipient’s employment with the Company is terminated prior to the consummation of a Transaction for any reason except (i) involuntary termination by the Company other than for cause or (ii) termination due to death or total and permanent liability of the Recipient.

The foregoing descriptions of the Engagement Letter and the Bonus Agreement are only summaries and are each qualified in its entirety by reference to the full text of the Engagement Letter and the Form of Bonus Agreement, both of which are attached as Exhibit 10.3 and Exhibit 10.4, respectively, hereto and are incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders

As previously disclosed on November 17, 2023, the Company held its Special Meeting of Stockholders (the “Special Meeting”). The matters voted on at the Special Meeting were: (1) to adopt the Merger Agreement; (2) to approve, on an advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with or following the consummation of the Merger; and (3) to adjourn the Special Meeting if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or any adjournment or postponement thereof. Present at the Special Meeting, in person or by proxy, were holders of approximately 1,241,551 shares of the Company’s common stock, representing approximately 40% of the voting power of the holders of the Company’s issued and outstanding shares of common stock as of September 7, 2023 (the “Record Date”), which constituted a quorum for the transaction of business.

The final voting results were as follows:

1.
Despite approximately 36% of the Company's outstanding shares of common stock entitled to vote voting "FOR" the Merger Agreement, the proposal to adopt the Merger Agreement was not approved by the affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock entitled to vote thereon as of the Record Date.

The votes were cast for this matter as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,118,566	109,960	13,025	—

2.
The proposal to approve, on an advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with or following the consummation of the Merger was approved by a majority of the votes cast.
The votes were cast for this matter as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
940,417	271,638	29,496	—

3.
The proposal to adjourn the Special Meeting if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or any adjournment or postponement thereof, was approved by a majority of the votes cast. The votes were cast for this matter as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,056,746	173,603	11,202	—

Item 9.01         Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1	Asset Purchase Agreement, dated November 17, 2023, by and among the Company, Timber Pharmaceuticals, LLC, BioPharmX, Inc., LEO Pharma, A/S and LEO Spiny Merger Sub, Inc.

10.2	Form of DIP Credit Agreement, to be entered into by the Company, Timber Pharmaceuticals, LLC, BioPharmX, Inc. and LEO US Holding, Inc.*

10.3	Engagement Letter, dated October 31, 2023, by and between the Company and VRS Restructuring, LLC.**

10.4	Form of Retention Bonus Agreement, dated November 14, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*  Portions of this exhibit have been omitted pursuant to Rule 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Commission upon request.

** Portions of this exhibit (indicated by bracketed asterisks) have been omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBER PHARMACEUTICALS, INC.

Date: November 17, 2023	By:	/s/ John Koconis
	Name:	John Koconis
	Title:	Chief Executive Officer